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Subject Company: Terra Industries Inc.
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Important Information
Terra Industries Inc. (“Terra”) plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its stockholders a proxy statement regarding the proposed business combination with Yara International ASA (“Yara”). Investors and security holders are urged to read the proxy statement relating to such business combination and any other relevant documents filed with the SEC (when available), because they will contain important information. Investors and security holders may obtain a free copy of the proxy statement and other documents that Terra files with the SEC (when available) at the SEC’s Web site at www.sec.gov and Terra’s Web site at www.terraindustries.com. In addition, the proxy statement and other documents filed by Terra with the SEC (when available) may be obtained from Terra free of charge by directing a request to Terra Industries Inc., Attn: Investor Relations, Terra Industries Inc., 600 Fourth Street, P.O. Box 6000, Sioux City, IA 51102-6000.
Certain Information Regarding Participants
Terra, its directors, executive officers and certain employees may be deemed to be participants in the solicitation of Terra’s security holders in connection with the proposed business combination with Yara. Security holders may obtain information regarding the names, affiliations and interests of such individuals in Terra’s Annual Report on Form 10-K for the year ended December 31, 2008, which was filed with the SEC on February 27, 2009 and amended on April 28, 2009, its definitive proxy statement for the 2009 Annual Meeting, which was filed with the SEC on October 13, 2009, and its Current Report on Form 8-K filed with the SEC on December 1, 2009. To the extent holdings of Terra securities have changed since the amounts printed in the definitive proxy statement for the 2009 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of such individuals can also be obtained from the proxy statement relating to the proposed business combination with Yara when it is filed by Terra with the SEC. These documents (when available) may be obtained free of charge from the SEC’s Web site at www.sec.gov and Terra’s Web site at www.terraindustries.com.
Forward-Looking Statements
Certain statements in this communication may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and Terra undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. The forward-looking statements contained herein include statements about the proposed business combination with Yara. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These risks, uncertainties and assumptions include, among others:

•	the possibility that various closing conditions for the proposed business combination with Yara may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction,

•	the risk that Terra’s stockholders fail to approve the proposed business combination,

•	the risk that Yara’s stockholders fail to approve the proposed capital increase for its rights offering,

•	that risk that the proposed business combination with Yara will not close within the anticipated time period,

•	the risk that disruptions from the proposed business combination with Yara will harm Terra’s relationships with its customers, employees and suppliers,

•	the diversion of management time on issues related to the proposed business combination with Yara,

•	the outcome of any legal proceedings challenging the proposed business combination with Yara,

•	the amount of the costs, fees, expenses and charges related to the proposed business combination with Yara,

•	changes in financial and capital markets,

•	general economic conditions within the agricultural industry,

•	competitive factors and price changes (principally, sales prices of nitrogen and methanol products and natural gas costs),

•	changes in product mix,

•	changes in the seasonality of demand patterns,

•	changes in weather conditions,

•	changes in environmental and other government regulations,

•	changes in agricultural regulations and

•	changes in the securities trading markets.
Additional information as to these factors can be found in Terra’s 2008 Annual Report/10-K and in Terra’s subsequent Quarterly Reports on Form 10-Q, in each case in the sections entitled “Business,” “Risk Factors,” “Legal Proceedings,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in the Notes to the consolidated financial statements.

     The following is a transcription of Terra Industries Inc.’s 2009 fourth quarter and full year results conference call held on February 18, 2010:

CORPORATE PARTICIPANTS
Joe Ewing
Terra Industries Inc. — VP, IR
Mike Bennett
Terra Industries Inc. — President and CEO
Dan Greenwell
Terra Industries Inc. — SVP and CFO
CONFERENCE CALL PARTICIPANTS
Jeff Zekauskas
JPMorgan Securities Inc. — Analyst
Joe Fischer
Goldman Sachs — Analyst
James Finnerty
Citi — Analyst
Sachin Shah
Capstone Global Markets — Analyst
Allen Young
RC Management — Analyst
PRESENTATION

Operator
Good day, ladies and gentlemen, and welcome to the fourth-quarter 2009 Terra Industries earnings conference call. My name is Eric. I’ll be your audio coordinator for today. At this time, all participants are in a listen-only mode. We will facilitate the question-and-answer session at the end of the presentation. (Operator Instructions). As a reminder, the conference is being recorded for replay purposes.
I would now like to turn your presentation over to Mr. Joe Ewing, Vice President, Investor Relations. Please proceed, sir.

Joe Ewing — Terra Industries Inc. — VP, IR
Okay. Thank you very much, Eric. And I would like to welcome everyone to Terra’s fourth-quarter and full-year 2009 conference call.
This morning, we issued a news release announcing that for the 2009 fourth quarter, Terra reported adjusted income attributable to common shareholders of $0.75 per diluted share, excluding special charges of $0.79 per diluted share for a quarterly loss of $0.04 per diluted share. For the full year, we reported adjusted income attributable to common shareholders of $2.39 per diluted share, excluding special charges of $0.86 per share for an income of $1.53 per diluted share.
As also noted in our news release, our adjusted yearly results represent the third-best performance in Terra’s history.
At the end of the news release is our Safe Harbor statement. It describes the limitations of forward-looking statements and any other items that are not historical facts that are included in the news release. Please note that the same limitations apply to any forward-looking statements we may make during this call.
With me today are Mike Bennett, Terra’s President and CEO, and Dan Greenwell, Senior Vice President and CFO, who will share their thoughts on Terra’s results and our outlook in a few moments.

Regarding recent and upcoming Investor Relations activities, as you can imagine, we’ve had our hands full recently as we prepared to announce last Monday that Terra has signed an agreement to be acquired by Yara International. Mike and Dan will have more to say about this, but I would like to let you know how pleased I am personally to be able to deliver this news to our Terra shareholders and to the investment community generally.
I’ve spoken with many of you over the last few days, and it’s been great to hear your enthusiasm about this transaction and to accept your well wishes as we move forward toward this exciting new phase in the Company’s journey.
That said, we will be curtailing our participation in many of the events we would previously have attended, focusing our efforts on completing the transaction with Yara and then working to achieve a smooth integration of the two companies. I’ll now turn the call over to Mike Bennett, so he can give us his perspective on the fourth quarter and the full year and Terra’s outlook in the upcoming months. Mike?

Mike Bennett — Terra Industries Inc. — President and CEO
Okay. Thanks, Joe. Good afternoon, everyone, and thank you for joining us. Terra’s business in the fourth quarter was influenced by three key factors — continuing caution on the part of growers and our customers regarding their fertilizer purchases, a gradual recovery from the soft market conditions we saw throughout much of 2009, and also a late harvest, followed by untimely wet weather.
Through the fourth quarter, our agricultural customers continued to remain hesitant in their purchasing behavior, striving to maintain a balanced order book while limiting speculative inventories and managing working capital.
Prices began to exhibit their typical seasonal strengthening in the quarter, although a bit later than usual and certainly later than we expected. This helped to bring some cautious buyers to the market in preparation for the upcoming spring application season.
We experienced the latest harvest in the past 30 years due to late spring 2009 planning and wet conditions throughout most of the corn belt at what would typically have been harvest time. This late harvest affected the early fourth-quarter demand for direct applied ammonia, although some of this decline in demand was made up to an extent by quarter’s end. UAN prices began to move up, closer to parity with urea during the quarter, though buyer resistance continued to slow UAN movement into storage.
In the industrial business, we worked closely with our customers who had curtailed production or shut down plants in response to the overall economic slowdown. This situation began to ease mid-quarter as industrial sales gained stability, and volumes improved compared to the volatile conditions we experienced earlier in the year.
Our Terra Environmental Technologies business finished the year with strong contract sales volumes, in part due to extreme cold temperatures throughout most of the US and the resulting need for power generation for heating. Likewise, the mobile team made good progress toward building our TerraCair distribution network and securing supply contracts. Both the stationary and mobile arms of this business are poised for further significant growth in 2010.
In total, our fourth-quarter sales volumes were better than last year. Nitrogen selling prices continued to recover, and natural gas costs remained moderate. These trends have carried over into the first quarter and seemed poised to remain on this path of improvement. Though buyers are likely to remain risk adverse while closely managing their working capital requirements, and though timing of demand improvement is difficult to pinpoint, we, nonetheless believe that nitrogen purchases will accelerate as we move closer to the spring planting season.
USDA recently reported improvements in estimated corn demand for ethanol and exports, lowering the projected stock-to-use ratio for the current crop. They, along with other sources, are still projecting strong US corn plantings, of anywhere from 86 million acres to 89 million acres this coming spring. The US still needs to import significant volumes of nitrogen fertilizer over the next few months to meet anticipated demand to maximize the yields on this large intended crop. Consequently, we expect prices to continue to appreciate to levels that will attract that imported material.
Our industrial business is also showing positive demand recovery as our customers resume or increase production under more favorable economic conditions. Given the low fall application of nitrogen, conservative dealer inventories and the amount of snow on the ground in the Midwest, we expect a very challenging spring logistically, and are positioning our business to meet the needs of our customers. As a result, like other industry observers, we are optimistic about a strong market rebound. With that, I would like to turn the call over to Dan Greenwell for his review of the 2009 fourth quarter and full year.

Dan Greenwell — Terra Industries Inc. — SVP and CFO
Thank you, Mike, and good afternoon to everyone. Mike has highlighted the three factors influencing the business during the fourth quarter and our positive outlook for this spring.
I would like to first round out our discussion of the top line with a few comments about product selling prices and volumes, and about the impact of natural gas costs on our bottom line. Then I will follow with additional comments about our operating results and joint venture operations located in the United Kingdom and Trinidad, and our status on the Woodward, Oklahoma expansion and our special charges during the quarter, including additional taxes associated with international cash repatriation. I will then spend a few moments on the year-to-date results and summarize some of the 2009 financial highlights. Finally, I will close with a summary of our strong liquidity position and a recap of returns to shareholders.
Fourth-quarter adjusted net income available to common shareholders was $74 million, or $0.75 per common share compared to last year’s $164.7 million or $1.65 per share. We are pleased with the performance during these difficult economic times.
Items excluded from adjusted net income were $42.8 million of additional tax expense associated with repatriation of funds from our international operations. We do not anticipate further repatriations or associated tax in future periods. Excluding this special charge, our effective tax rate would have been 14%. This low effective tax rate results from significant tax planning activities initiated in 2008 and continued in 2009.
Another special item excluded from adjusted net income was the loss of $53.5 million on the early repayment of our old bonds in October of 2009. Additionally, we incurred $3.8 million of additional defense costs associated with the unsolicited offer by CF Industries during the fourth quarter of 2009. After taking these adjustments into account, net of taxes, we had a net loss for the quarter of $3.8 million.
Revenues of $361 million in the fourth quarter of 2009 decreased by $322 million as compared to last year. Selling prices decreased revenues by about $337 million while higher volumes increased revenues by $15 million compared with 2008 results. The 2009 fourth-quarter impact from settled derivative positions was approximately $4.6 million compared to $189 million in the 2008 fourth quarter.
The annual impact of hedging our forward price sales activities was approximately $112 million in 2009 compared to $173 million in the prior year. Our derivative positions that we carry into 2010 approximate $8.4 million lower than market, and are associated with firm open orders. The majority of these positions will settle in the first quarter.
The year-over-year increase to fourth-quarter selling, general, and administrative expenses was $4.9 million, primarily due to share-based compensation. The increase primarily results from the mark to market accounting treatment for the phantom share program.
Terra’s stock price closed 2008 at $16.67 while 2009 closed at $32.19. Total long-term incentive compensation plans, consisting of restricted and phantom share programs, had 2009 annual expense of $16.2 million compared to $8.1 million in 2008. As we noted, the majority of the increase related to the increase in Terra’s stock price.
Our United Kingdom nitrogen joint venture with Yara generated approximately $11.7 million of earnings during the fourth quarter and $14.2 million for the year. Operating results strengthened significantly during the fourth quarter of 2009 and continue into 2010.
Our North American joint venture nitrogen operations, consisting primarily of our Trinidad ammonia plant, provided earnings of approximately $6.8 million during the fourth quarter and $17.7 million for the year.
During 2009, we received approximately $57 million of distributions from our North American and United Kingdom joint ventures.
Terra’s effective tax rate, after minority interest and United Kingdom equity earnings, was 32.9% for the year. As we noted earlier, approximately $42.8 million of tax expense was associated with international funds repatriation in the fourth quarter of 2009. Net cash tax payments in 2009 were $142 million as compared to payments of $199 million in 2008. We anticipate future effective tax rates to be in a range between 28% to 32%.

In the fourth quarter of 2009, we paid $7.60 of dividends on Terra common shares, consisting of a $0.10 regular quarterly dividend, and a special $7.50 dividend. Total dividends paid to shareholders in 2009 were $7.90 per common share.
The Terra stock price at the end of 2008 was $16.67 per share. Once the transaction with Yara closes, the 2009 dividend, $7.90, plus the $0.10 dividend announced today, plus the merger price of $41.10 aggregate to a total of $49.10 of real value that will be delivered to Terra’s shareholders since that time. It was an excellent period to be a long-term Terra shareholder, an investment that provided returns of approximately 295% in a little over a year.
Our cash of approximately $500 million is invested in high-quality money funds that remain highly liquid. As noted earlier, none of our cash balances are invested in illiquid asset classes. We spent approximately $134 million for normal maintenance capital, Woodward expansion capital and turnarounds during 2009. We estimate our 2010 sustaining capital expenditures and turnaround costs will total between $110 million to $120 million. We also estimate that finalization of our Woodward UAN expansion will require between $85 million to $90 million.
In the aggregate, we estimate our 2010 capital and turnaround spending will be in the range of $195 million to $210 million.
Terra declared a $0.10 dividend per common share payable on April 7, 2010 to shareholders of record as of March 17, 2010.
At this time, I would like to turn the call back to Mike Bennett.

Mike Bennett — Terra Industries Inc. — President and CEO
Thank you, Dan. Turning now to more immediate matters, as Joe and Dan mentioned, and as most of you, I’m sure, have heard, we did announce this week that our Board has unanimously approved a definitive merger agreement with Yara International for the sale of all of the outstanding shares of Terra at a price of $41.10 per share. As Dan, I think, very clearly pointed out, you will remember that Terra did pay a special cash dividend of $7.50 per common share in December of last year, and when you combine that with this transaction value, we think Terra has delivered significant value to its shareholders.
The transaction is tremendously exciting for us because we think it represents an excellent opportunity for all Terra’s stakeholders. The two companies have highly complementary geographical footprints. Yara brings to Terra a wealth of resources in terms of product supply and operational flexibility, along with the obvious benefits of being an integral part of a truly global industry leader.
Once the transaction closes, we expect by the end of the second quarter, Terra will become a wholly-owned Yara subsidiary, operating under the name Yara North America. Yara North America will oversee all North American operations for the combined company, including all of Yara’s existing manufacturing and sales facilities in the US and Canada. We look forward to working with Yara’s management team to combine these two successful companies to form a world-class industry leader.
And with that, we’re going to open the call to questions. And at this time, one thing I would like to point out, I understand that some of you may have questions about the background and details leading up to this transaction with Yara. That background information will become public when our proxy is filed in due course. As a result, we will not take questions on this in today’s call.
At this time, Eric, could you please give our audience instructions to address questions to us?
QUESTION AND ANSWER

Operator
(Operator Instructions). Jeff Zekauskas, JPMorgan.

Jeff Zekauskas — JPMorgan Securities Inc. — Analyst
Good afternoon. What I was hoping, Mike, is that you might be able to sort of compare the UAN and urea and ammonia markets domestically right now. That is, when you look at the trajectory for demand and price over the next month or so, how — or the next three months, how do you see these three markets evolving?

Mike Bennett — Terra Industries Inc. — President and CEO
Well, first of all, Jeff, when looking at the ammonia market, obviously right now, global ammonia values have improved over the past month or two. It would appear that at least now the supply situation is relatively snug at the Gulf. And certainly I guess my expectation is that we could see further improvement there.
In terms of the agricultural ammonia markets here, really I think much of this is going to be, quite frankly, a matter of timing relative to when we get spring underway. There has been material purchased at least by a number of dealers to at least get the first round of ammonia out in the field when things finally do open up.
And quite frankly, at this stage of the game, though, we still have concerns over the amount of moisture that’s out here on top of the ground. We’ve got a ton of snow here in Sioux City, and I think much of the country has snow cover at this point in time. So, it’s always difficult to say how early the spring will be.
A late spring, obviously, will create a very compressed ammonia application season. One that we would anticipate would be somewhat hectic anyway, given the sub-par application we had last fall. And so, certainly, I think ammonia will be solely a logistical market, and the ability to get trucks moved and product delivered is going to be key. And I think, ultimately, that will drive where prices may lead.
In terms of urea, at this point in time, I think the urea market has — while it has shown some strength, it has somewhat leveled out at the current time. I think that’s reflective of certainly the global market as things exist today. But again, our view is that there’s not a tremendous amount of inventory out there in the hands of customers, and we anticipate that more buying will be needed.
As with the case in UAN, we think that the amount of product out there in dealer storage right now is lower than normally one would expect it to be. That, again, we attribute primarily to very cautious attitudes on the parts of our customers, and tight working capital.
And so, it’s really going to take some movement and demand from those customers and increased shipments really to get price moving. Quite frankly, if it’s a late spring, I think UAN is going to be a product in very strong demand, and I believe that subsequent order activity and demand from customers and the logistical challenges in the marketplace should lead to some improved values for us.

Jeff Zekauskas — JPMorgan Securities Inc. — Analyst
And if I may just try one last question, in assessing the offer that Yara made for the Company, what were the principal value measures that you and the Board looked at? Was it long-term discounted cash flow or replacement value? Or how did you measure the value of the offer versus the value of Terra as you saw it?

Mike Bennett — Terra Industries Inc. — President and CEO
Well, Jeff, there are customary methods of evaluating a valuation of your company when you go through processes like this. Certainly discounted future cash flows can be one of those. It can be peer comparisons. There are really a number of different comparisons that you look at as you try to triangulate value.
And, I guess the key point is, at the end of the day, that in looking at all the information available to us, after listening carefully to our shareholders, our Board, ultimately, unanimously, decided and believed that this transaction was compelling for our shareholders.

Jeff Zekauskas — JPMorgan Securities Inc. — Analyst
Okay. Thank you very much.

Operator
Joe Fischer, Goldman Sachs.

Joe Fischer — Goldman Sachs — Analyst
I’m filling in for Bob Koort today. I was just curious — you mentioned nitrogen prices need to rise to attract imports. I was curious if you could just talk a little bit more specifically about where you see prices — where prices need to go to attract those imports and what kind of import demand you guys are thinking for 2010.

Mike Bennett — Terra Industries Inc. — President and CEO
Well, first of all, while I don’t have the last month’s numbers, thus far, through the end of the year, imports of all three major nutrient products, ammonia, urea, and UAN, have pretty significantly lagged the five-year average. And as we look at the supply-demand balance for the upcoming spring, basically, we are in a position where we need what I would consider more of a normalized level of imports to ensure adequate supply for the type of crop that we anticipate. And so, frankly, I think if I recall correctly, and this number could be a little bit off, but I think UAN imports, for example, through the end of the year, were still something on the order of 30-something percent lower than they typically would have been through the first six months of the nutrient year. I know that urea imports have also lagged significantly, as has ammonia. And so, we really need some catch-up.
We believe that some catch-up has occurred probably in January and February but certainly still not to the extent needed. And when you look at urea prices, for example, at the Gulf right now, they are pretty much on more or less at par or possibly even a slight discount, yet, to what we see in some of the global markets. And so, the exact nature of the price increase, I don’t have a specific dollar value for you.
But, number one, to move prices up and to get that material in here, people have to step up and decide to be buyers. And, as orders are placed, we think that the market will discover prices that attract product into the country to meet our needs.

Joe Fischer — Goldman Sachs — Analyst
Okay. And then maybe just one other one. You mentioned logistical issues or potential for logistical issues a couple of times. I think it’s interesting; I’ve heard just about everything you said echo except for that from the corn belt. And I’m curious how serious that could be. And what your thoughts are on maybe the potential that the market at the distribution, the supply chain is really maybe moving towards a, closer to a just-in-time situation and maybe less of a restock, and this is the adjustment year to something like that.

Mike Bennett — Terra Industries Inc. — President and CEO
Well, I — based on market behavior this year, and certainly the apprehension of customers, I think they definitely are signaling they would like to go to a just-in-time system. Unfortunately, you don’t snap your fingers and change that in the course of a few months.
And, the fact of the matter is that ourselves, for example, we don’t have nearly the storage capacity for nitrogen that we carried 15 years ago, when producers tended to carry more of the inventory into spring.
And so, from my perspective, the earlier this spring opens up and we begin to move product, the better. We have, for a number of years now, as an industry, really relied on the storage space and capacity of our customers to help ensure that adequate supplies would be in position for spring application. This year, we don’t believe that storage is full as we would typically like to see it. And frankly, it could lead to some very significant challenges for us in deliveries, especially if we get a late start to this season and we get a compressed application period.

Joe Fischer — Goldman Sachs — Analyst
Great. Thank you.

Operator
James Finnerty, Citi.

James Finnerty — Citi — Analyst
Hi, good afternoon. Just a quick question from a debt holder’s perspective. Will the Terra Nitrogen, your one issue, remain outstanding once Yara acquires you? And would they be guaranteeing that debt?

Dan Greenwell — Terra Industries Inc. — SVP and CFO
I think Yara will make that decision in due course. So at this point in time, we’d probably not like to speculate whether or not they would remain outstanding after Yara acquires Terra.

James Finnerty — Citi — Analyst
Okay. I appreciate that. Thank you.

Operator
(Operator Instructions). Sachin Shah, Capstone Global Markets.

Sachin Shah — Capstone Global Markets — Analyst
Good afternoon, guys. Just wanted to find out if you guys have talked to CF since deal announcement. Is there any indication from your perspective that CF will make a counter offer, especially since they withdrew its offer last month? The reason why I’m asking is, based on the premise that the stock is trading above the deal value.

Mike Bennett — Terra Industries Inc. — President and CEO
Well, first of all, it’s difficult for me to speculate on what CF may be thinking or may or may not do. I also, I’ve never been able to figure out sometimes why share prices of many companies trade where they do at certain points. But beyond that, as far as any detail on the background of the merger agreement, as I indicated in my statement, we will provide some of that background detail in our proxy statement that will be filed in due course. And hopefully that will give you and other shareholders a better sense of the process.

Sachin Shah — Capstone Global Markets — Analyst
Okay. How did the Board kind of balance the risk of losing a Yara bid with their fiduciary duty to maximize shareholder value, especially since the last CF bid was reasonably close to the Yara offer?

Mike Bennett — Terra Industries Inc. — President and CEO
Well, again, I think the once you have an opportunity to review the proxy statement, you will get a better context for the — for the feel of events and activities and hopefully that will answer your question.

Sachin Shah — Capstone Global Markets — Analyst
Okay. So the basic premise is that we are not missing anything? The proxy statement is going to clearly identify the process and the Board doing its fiduciary duty for the shareholders?

Mike Bennett — Terra Industries Inc. — President and CEO
Absolutely.

Sachin Shah — Capstone Global Markets — Analyst
Great. Thank you, guys. Have a great day.

Operator
[Allen Young], [RC Management].

Allen Young — RC Management — Analyst
Just curious what announcement if any has been made regarding the Terra Nitrogen Master Limited Partnership units.

Dan Greenwell — Terra Industries Inc. — SVP and CFO
No announcement has been made regarding the partnership units.

Allen Young — RC Management — Analyst
Any insights as to what Yara will do? Or you —?

Dan Greenwell — Terra Industries Inc. — SVP and CFO
No, we would probably not want to speculate at this point in time.

Allen Young — RC Management — Analyst
Will the proxy address this use issue at all?

Dan Greenwell — Terra Industries Inc. — SVP and CFO
Well, I don’t think with respect to — if there’s any decision taken between now and then, I’m sure that it would. But at this point, I don’t want to speculate on what Yara may or may not do with the Partnership units.

Allen Young — RC Management — Analyst
Fair enough. Thank you.

Operator
Ladies and gentlemen, we have no more questions in queue. I would like to turn the call over to Mike Bennett for closing remarks.

Mike Bennett — Terra Industries Inc. — President and CEO
Well, thank you very much. We appreciate your interest in Terra. We are going to go to work here and get ready for a busy spring season. In the meantime, if you have any follow-up questions, please contact Joe Ewing. We appreciate your interest and look forward to seeing you again soon. Take care.

Operator
Thank you for your participation in today’s conference. This concludes our presentation. You may now disconnect and have a good day.